Filed Pursuant to Rule 433
Registration No. 333-221324

Wells Fargo & Company Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due June 28, 2021

Term Sheet to Preliminary Pricing Supplement No. 67 dated June 11, 2018

Summary of Terms

Issuer:	Wells Fargo & Company
Term:	Approximately 3 years (unless earlier called)
Market Measure:	iShares® MSCI Brazil ETF (the “Fund”)
Pricing Date:	June 20, 2018*
Issue Date:	June 27, 2018*
Original Offering Price:	$1,000 per security (100% of par)
Automatic Call:	If the fund closing price of the Fund on any call date (including the final calculation day) is greater than or equal to the starting price, the securities will be automatically called for the original offering price plus the call premium applicable to that call date. See “Call Dates and Call Premiums” on page 3
Call Dates:	December 27, 2018; June 27, 2019; December 27, 2019; June 29, 2020; December 28, 2020; and June 21, 2021*
Call Settlement Date:	Five business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 3
Stated Maturity Date:	June 28, 2021*
Starting Price:	The fund closing price of the Fund on the pricing date
Ending Price:	The fund closing price of the Fund on the final calculation day
Threshold Price:	60% of the starting price
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	1.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.50% and WFS will pay 0.075% of the agent’s discount to WFA as a distribution expense fee
CUSIP:	95001B4P6
*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the call dates and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

Description of Terms

•	Linked to the iShares® MSCI Brazil ETF

•	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Fund

•	Automatic Call. If the fund closing price of the Fund on any call date is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date, you will receive the original offering price plus the call premium applicable to that call date

Call Date	Call Premium**
December 27, 2018	7.50% – 8.00% of the original offering price
June 27, 2019	15.00% – 16.00% of the original offering price
December 27, 2019	22.50% – 24.00% of the original offering price
June 29, 2020	30.00% –32.00% of the original offering price
December 28, 2020	37.50% – 40.00% of the original offering price
June 21, 2021 (the “final calculation day”)	45.00% – 48.00% of the original offering price

** the actual call premium applicable to each call date will be determined on the pricing date

•	Maturity Payment Amount. If the securities are not automatically called prior to the final calculation day, the maturity payment amount will be based upon the fund closing price of the Fund on the final calculation day and could be greater than, equal to or less than the original offering price per security as follows:

¡	If the price of the Fund increases or remains flat:
The securities will be automatically called for the original offering price plus the call premium applicable to the final calculation day described above

¡	If the price of the Fund decreases but the decrease is not more than 40%:
You will receive the original offering price of your securities at maturity

¡	If the price of the Fund decreases by more than 40%:
You will have full downside exposure to the decrease in the price of the Fund from the starting price, and you will lose more than 40%, and possibly all, of the original offering price of your securities

•	Investors may lose some, or all, of the original offering price

•	Any positive return on the securities will be limited to the applicable call premium

•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No periodic interest or dividends

•	No exchange listing; designed to be held to maturity

On the date of the accompanying preliminary pricing supplement, the estimated value of the securities is approximately $963.41 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $943.41 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right illustrates the potential payment on the securities for a range of hypothetical percentage changes in the fund closing price of the Fund from the pricing date to the applicable call date (including the final calculation day). The profile is based on a hypothetical call premium of 7.75% for the first call date, 15.50% for the second call date, 23.25% for the third call date, 31.00% for the fourth call date, 38.75% for the fifth call date, and 46.50% for the final call date (based on the midpoint of the ranges specified for the call premiums) and a threshold price equal to 60% of the starting price.

This profile has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call date on which the securities are called; (iii) if the securities are not automatically called, the actual ending price of the Fund; and (iv) whether you hold your securities to maturity or earlier automatic call.

Hypothetical Returns

If the securities are automatically called:

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical pre-tax total rate of return	Hypothetical pre- tax annualized rate of return(1)
1st call date	$1,077.50	7.75%	14.79%
2nd call date	$1,155.00	15.50%	14.61%
3rd call date	$1,232.50	23.25%	14.15%
4th call date	$1,310.00	31.00%	13.75%
5th call date	$1,387.50	38.75%	13.38%
6th call date	$1,465.00	46.50%	13.12%

Assumes the call premiums are equal to the midpoints of their specified ranges. Each security has an original offering price of $1,000.

(1)	The annualized rates of return are calculated with compounding on a semi-annual basis.

If the securities are not automatically called:

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical maturity payment amount per security	Hypothetical pre- tax total rate of return	Hypothetical pre- tax annualized rate of return(1)
$90.00	-10.00%	$1,000.00	0.00%	0.00%
$80.00	-20.00%	$1,000.00	0.00%	0.00%
$70.00	-30.00%	$1,000.00	0.00%	0.00%
$60.00	-40.00%	$1,000.00	0.00%	0.00%
$59.00	-41.00%	$590.00	-41.00%	-16.81%
$50.00	-50.00%	$500.00	-50.00%	-21.78%
$25.00	-75.00%	$250.00	-75.00%	-41.19%

Assumes a hypothetical starting price of $100.00. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price will be determined on the pricing date and will be set forth under “Summary of Terms” above. For historical data regarding the actual closing prices of the Fund, see the historical information set forth under the section titled “The iShares® MSCI Brazil ETF” in the accompanying preliminary pricing supplement. Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at stated maturity and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call date on which the securities are called; and (iii) if the securities are not automatically called, the actual starting price and actual ending price.

Call Dates and Call Premiums

Call Date	Call Premium	Payment per Security upon an Automatic Call
December 27, 2018	7.50% – 8.00% of the original offering price	$1,075.00 – $1,080.00
June 27, 2019	15.00% – 16.00% of the original offering price	$1,150.00 – $1,160.00
December 27, 2019	22.50% – 24.00% of the original offering price	$1,225.00 – $1,240.00
June 29, 2020	30.00% – 32.00% of the original offering price	$1,300.00 – $1,320.00
December 28, 2020	37.50% – 40.00% of the original offering price	$1,375.00 – $1,400.00
June 21, 2021 (the final calculation day)	45.00% – 48.00% of the original offering price	$1,450.00 – $1,480.00

The actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be within the range specified in the foregoing table. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund significantly exceeds the starting price on the applicable call date. You will not participate in any appreciation of the Fund beyond the applicable call premium.

How The Maturity Payment Amount Is Calculated

If the securities are not automatically called prior to the final calculation day, then on the stated maturity date you will receive a cash payment per security equal to the maturity payment amount. The maturity payment amount per security will equal:

•	If the ending price is greater than or equal to the starting price: $1,000 plus the call premium applicable to the final calculation day as described above under “Call Dates and Call Premiums”;

•	If the ending price is less than the starting price but greater than or equal to the threshold price: $1,000; or

•	If the ending price is less than the threshold price: $1,000 minus

$1,000 ×	starting price – ending price
starting price

If the securities are not automatically called prior to the final calculation day and the ending price is less than the threshold price, you will lose more than 40%, and possibly all, of the original offering price of your securities at maturity.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

•	If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose More Than 40%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Potential Return On The Securities Is Limited To The Call Premium.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To The Credit Risk Of Wells Fargo.

•	Holders Of The Securities Have Limited Rights Of Acceleration.

•	Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If We Convey, Transfer Or Lease All Or Substantially All Of Our Assets To One Or More Of Our Subsidiaries.

•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.

•	Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

•	Exchange Rate Movements May Impact The Value Of The Securities

•	Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

•	The Issuer And Its Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.

•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

•	A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

¡	The Calculation Agent Is An Affiliate Of The Issuer And May Be Required To Make Discretionary Judgments That Affect The Return You Receive On The Securities.

¡	The Estimated Value Of The Securities Was Calculated By An Affiliate Of The Issuer And Is Therefore Not An Independent Third-Party Valuation.

¡	Research Reports By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Be Inconsistent With An Investment In The Securities And May Adversely Affect The Price Of The Fund.

¡	Business Activities Of Affiliates Of The Issuer Or Any Participating Dealers Or Its Affiliates With The Companies Whose Securities Are Included In The Fund May Adversely Affect The Price Of The Fund.

¡	Hedging Activities By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Adversely Affect The Price Of The Fund.

¡	Trading Activities By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Adversely Affect The Price Of The Fund.

¡	A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares, Inc. None of BTC, BFA or iShares, Inc. makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the iShares® MSCI Brazil ETF.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

5